Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Interstate Hotels & Resorts, Inc.:
We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 333-118561, 333-107660 and 333-84531) and S-8 (Nos. 333-144935, 333-113229, 333-92109, 333-89740, 333-61731, 333-60545 and 333-60539), of our reports dated March 17, 2008 with respect to the consolidated balance sheets of Interstate Hotels & Resorts, Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006 and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007 and financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Interstate Hotels & Resorts, Inc.
Our report dated March 17, 2008 on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company did not have effective policies and procedures designed either to evaluate or review changes in accounting principles in accordance with U.S. generally accepted accounting principles.
McLean, Virginia
March 17, 2008